CUSIP No. 68219P108                           Page 1 of 5 Pages


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                         ________________________


                               SCHEDULE 13G

          INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (Final Amendment)


                   ON Technology Corporation
________________________________________________________________
                        (Name of Issuer)



                 Common Stock, $.01 par value
________________________________________________________________
                      (Title of Class of Securities)



                          68219P108
________________________________________________________________
                              (CUSIP Number)













                         ________________________

CUSIP No. 68219P108                           Page 2 of 5 Pages
_________________________________________________________________
1)   Name of Reporting Person                 Lawrence, Tyrrell,
     S.S. or I.R.S. Identification            Ortale & Smith II,
     No. of Above Person                      L.P.

_________________________________________________________________
2)   Check the Appropriate Box                  (a) [   ]
     if a Member of a Group                     (b) [   ]

_________________________________________________________________
3)   SEC Use Only

_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization

_________________________________________________________________
Number of                5)   Sole Voting    487,036 shares of  Shares
Beneficially             Power          Common Stock
Owned by Each
Reporting Person
                         ________________________________________
With:                    6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-  487,036 shares of        tive
                                                                      Power

Common

                                                                      Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           487,036 shares of
     Owned by Each Reporting person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________

11)  Percent of Class
     Represented by                           4.4%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 68219P108                           Page 3 of 5 Pages
                               Schedule 13G
                          ____________

Item 1(a) -    Name of Issuer:  ON Technology Corporation

Item 1(b) -    Address of Issuer's Principal Executive Offices:

               One Cambridge Center
               Cambridge, MA  02142

Item 2(a) -    Name of Person Filing:

               This statement is being filed by Lawrence, Tyrrell, Ortale & Smith II, L.P. ("LTOS II"). LTOS II is a Delaware limited partnership. Its sole general partner is LTOS II Partners, a Delaware general partnership.

Item 2(b) -    Address of Principal Business Office or, if none, Residence:

               515 Madison Avenue, 29th Floor
               New York, New York  10022

Item 2(c) -    Place of Organization:

               Delaware

Item 2(d) -    Title of Class of Securities:

               Common Stock, $.01 par value ("Common Stock")

Item 2(e) -    CUSIP Number:  68219P108

Item 3 -       Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

               Not applicable

Item 4 -       Ownership.

               (a)  Amount Beneficially Owned:

               487,036 shares of Common Stock
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CUSIP No. 68219P108                           Page 4 of 5 Pages
               (b)  Percent of Class:

               4.4%

               (c)  Number of shares as to which such person has:

                    (i)       sole power to vote or to direct the vote:
                              487,036

                    (ii)      shared power to vote or to direct the vote:
                              -0-

                    (iii) sole power to dispose or to direct the disposition of: 487,036

                    (iv) shared power to dispose or to direct the disposition of: -0-

Item 5 -       Ownership of Five Percent or Less of a Class:

               Not applicable

Item 6 -       Ownership of More than Five Percent on Behalf of Another
               Person:

               Not applicable

Item 7 - Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
               Company:

               Not applicable

Item 8 -       Identification and Classification of Members of the Group:

               Not applicable

Item 9 -       Notice of Dissolution of Group:

               Not applicable

Item 10 -      Certification:

               Not applicable

CUSIP No. 68219P108                           Page 5 of 5 Pages
Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              LAWRENCE, TYRRELL, ORTALE
                              & SMITH II, L.P.

                              By:  LTOS II Partners,
                                     General Partner


                              By   /s/ Richard W. Smith
                                        General Partner


Date: January 13, 1997